Filed pursuant to Rule 424(b)(3)
                                 Registration Nos. 33-67390 and
                                                    33-67390-01



                   MARCUS CABLE COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION

                    Supplement to Prospectus
            Dated April 16, 1997, as supplemented by
 Prospectus Supplements Dated May 15, 1997, August 14, 1997 and
                       November 14, 1997

          The date of this Supplement is March 9, 1998

On March 9, 1998, Marcus Cable Company, L.P. filed the attached
Form 8-K discussing the Company's definitive agreement to sell certain cable television assets located in Connecticut and Virginia.



               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   MARCH 9, 1998


                   MARCUS CABLE COMPANY, L.P.
              MARCUS CABLE OPERATING COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION
              MARCUS CABLE CAPITAL CORPORATION II
              MARCUS CABLE CAPITAL CORPORATION III
   (Exact name of registrants as specified in their charters)


DELAWARE           33-81088 & 33-67390 & 33-93808     75-2337471
DELAWARE                 33-81088-01                  75-2495706
DELAWARE                 33-67390-01                  75-2546077
DELAWARE                 33-81088-02                  75-2546713
DELAWARE                 33-93808-01                  75-2599586
(State or other   (Commission File Number)          (I.R.S. Employer
jurisdiction of                                    Identification No.)
incorporation or
organization)


     2911 TURTLE CREEK BOULEVARD, SUITE 1300
               DALLAS, TEXAS                                   75219-6257
          (Address of principal executive offices)             (Zip Code)

                         (214) 521-7898
      (Registrants' telephone number, including area code)


                          Page 1 of 7
                  Index to Exhibits on Page 6

ITEM 5.  OTHER EVENTS.

     On March 4, 1998, Marcus Cable Company, L.P. announced that it has entered into a definitive agreement to sell certain cable television assets located in Connecticut and Virginia. For information regarding this sale, reference is made to the press release attached hereto as Exhibit 20.1

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     20.1      Press Release dated March 4, 1998.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

               MARCUS CABLE COMPANY, L.P.
               (Registrant)

               By:  Marcus Cable Properties, L.P., its general
                    partner,

                    By:  Marcus Cable Properties, Inc., its
                         general partner,

March 9, 1998            By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer
                              and Sole Properties, Inc. (Principal
                              Executive Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Properties, Inc. (Principal
                              Financial and Accounting Officer)

               MARCUS CABLE OPERATING COMPANY, L.P.
               (Registrant)

               By:  Marcus Cable Company, L.P., its general
                    partner,

                    By:  Marcus Cable Properties, L.P., its
                         general partner,

                         By:  Marcus Cable Properties, Inc., its
                              general partner,

March 9, 1998            By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Properties, Inc.(Principal
                              Executive Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Properties, Inc. (Principal Financial
                              and Accounting Officer)

               MARCUS CABLE CAPITAL CORPORATION
               (Registrant)

March 9, 1998       By:  /s/ Jeffrey A. Marcus
                         Jeffrey A. Marcus
                    Its: President, Chief Executive Officer and Sole
                         Director of Marcus Cable Capital
                         Corporation(Principal Executive Officer)


                    By:  /s/ Thomas P. McMillin
                         Thomas P. McMillin
                    Its: Executive Vice President and Chief Financial
                         Officer of Marcus Cable Capital Corporation
                         (Principal Financial and Accounting Officer)



               MARCUS CABLE CAPITAL CORPORATION II
               (Registrant)

March 9, 1998       By:  /s/ Jeffrey A. Marcus
                         Jeffrey A. Marcus
                    Its: President, Chief Executive Officer and Sole
                         Director of Marcus Cable Capital Corporation
                         II (Principal Executive Officer)


                    By:  /s/ Thomas P. McMillin
                         Thomas P. McMillin
                    Its: Executive Vice President and Chief Financial
                         Officer of Marcus Cable Capital Corporation
                         II (Principal Financial and Accounting
                         Officer)

               MARCUS CABLE CAPITAL CORPORATION III
               (Registrant)

March 9, 1998       By:  /s/ Jeffrey A. Marcus
                         Jeffrey A. Marcus
                    Its: President, Chief Executive Officer and Sole
                         Director of Marcus Cable Capital Corporation
                         III (Principal Executive Officer)


                    By:  /s/ Thomas P. McMillin
                         Thomas P. McMillin
                    Its: Executive Vice President and Chief Financial
                         Officer of Marcus Cable Capital Corporation
                         III (Principal Financial and Accounting
                         Officer)

                          INDEX TO EXHIBITS

Exhibit                                                                Page
Number    Description                                                Number

           20.1     Press Release dated March 4, 1998                 7


                                                       Exhibit 20.1
FOR IMMEDIATE RELEASE
MARCH 4, 1998

MARCUS CABLE                              TMC HOLDINGS, INC.:
CONTACT: Daniel J. Wilson                 CONTACT: Doug Best
PHONE:  (214) 521-7898                    PHONE:  (508) 627-9911

WALLER CAPITAL:
CONTACT: Andy Armstrong
PHONE: (212) 632-3600

        MARCUS CABLE TO SELL NON-STRATEGIC CABLE SYSTEMS IN
          CONNECTICUT AND VIRGINIA TO TMC HOLDINGS, INC.

Dallas, TX.---In connection with its previously announced strategy of divesting certain non-clustered cable television systems, Marcus Cable Company, L.P. announced today that it has entered into a definitive agreement with TMC Holdings, Inc. to sell its cable television assets located in Connecticut and Virginia for $150 million.

The cable television systems serve approximately 46,000 customers from a single 550 MHz headend in the Connecticut communities of Waterbury, Middlebury, Plymouth, Prospect, and Wolcott and approximately 17,000 customers in the Virginia communities of Petersburg, Colonial Heights, Fort Lee and certain unincorporated parts of Prince Georges County.

In commenting on the sale, Jeffrey A. Marcus, Chairman and CEO said, "The sale of these systems to TMC represents the second step in our plan to divest our non-core cable systems. These systems are adjacent to TMC's existing operations in each of the states and will significantly enhance the company's clusters in those markets. With their commitment to the area, we are confident that our customers will continue to be well served. We are continuing to evaluate offers and negotiate with interested parties for our remaining non-strategic systems."

Waller Capital is representing Marcus Cable in the sale of the systems and continues to market the remaining non-strategic systems serving approximately 107,000 customers in Illinois, Mississippi, Oklahoma and Texas. The transaction is subject to regulatory approval and the closing is expected to occur during the third quarter of 1998.

Marcus Cable is principally engaged in the management and operation of domestic wired telecommunications networks, including cable television systems, distance education networks and internet services. It is currently the nation's tenth largest cable operator serving over
1.2 million customers in 18 states. More information on Marcus Cable can be found on the company's website on the internet at www.marcuscable.com.